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                                                                    EXHIBIT 10.6




                             SUBORDINATION AGREEMENT

        This SUBORDINATION AGREEMENT (this "Agreement") dated September 30, 1999, is between PACIFIC MEZZANINE FUND, L.P. ("Creditor"), and COMERICA BANK ("Bank").

                                    RECITALS

        A. GENERAL AUTOMATION, INC. ("Borrower") has requested and/or obtained credit from Bank is or which may be secured by Borrower's assets and property.

        B. Creditor has extended debt to Borrower and/or may later extend other credit to Borrower (the "Subordinated Debt"). Excluded from the definition of Subordinated Debt is: (i) any equity resulting from conversion of Subordinated Debt to any equity security of Borrower (ii) any other equity security purchased by Creditor and (iii) proceeds of the sale of any equity security.

        C. To induce Bank to extend credit to Borrower and make further extensions of credit to or for Borrower, or to purchase or extend credit pursuant to any instrument or writing on which Borrower is liable or to grant renewals or extensions of any loan, extension of credit, purchase, or other accommodation Creditor will subordinate: (i) all of indebtedness and obligations to Bank; and (ii) all of Creditor's security interests, to all of Bank's security interests in the Borrower's property.

THE PARTIES AGREE AS FOLLOWS:

        1. Creditor subordinates to Bank any security interest or lien that it has in any property of Borrower. Despite attachment or perfection dates of Creditor's security interest and Bank's security interests, Bank's security interest in the Collateral (defined in the Loan and Security Agreement dated December 18, 1997, as amended from time to time between Borrower and Bank, the "Bank Agreement") shall at all times be prior to Creditor's security interest.

        2. All Subordinated Debt payments are subordinated in the manner and to the extent set forth in this Agreement to all Borrower's obligations to Bank existing now or later, together with collection costs of the Obligations (including attorneys' fees), including, interest accruing after any bankruptcy, reorganization or similar proceeding and all obligations under the Bank Agreement (the "Senior Debt").

        3. Bank shall provide Creditor with written notice in the event that (i) Bank has instructed or required Borrower to withhold, delay or condition any payment with respect to the Subordinated Debt, whether with respect to an Event of Default under the Bank Agreement or otherwise, or (ii) Bank has received notice or information that any such payment will be or may be withheld, delayed or conditioned, by operation or law or


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otherwise. Creditor shall provide written notice to the Bank in the event that
Borrower has failed to make any scheduled payment with respect to the Subordinated Debt (unless Bank has provided a Notice to Creditor with respect to such nonpayment). Each of the notices referred to the proceeding two sentences are referred to herein as a "Notice". Subject to Section 4 below, during the period ending One Hundred and Eighty (180) days following receipt of a Notice by the Bank or Creditor, as the case may be (the "Standstill Period"), Creditor will not:

        a) demand or receive from Borrower (and Borrower will not pay) any part of the Subordinated Debt, by payment, prepayment, or otherwise,

        b)      exercise any remedy against the Collateral, or

        c) accelerate the Subordinated Debt until all the Senior Debt is paid.

Following termination of the Standstill Period, Creditor may pursue the actions set forth above; provided that until the Senior Debt has been paid in full, all amounts received by Creditor in connection with such actions shall be promptly remitted to Bank for application against the Senior Debt. This Section 3 does not prohibit Creditor from: (i) converting any Subordinated Debt into equity securities of Borrower, (ii) declaring default rates of interest, (iii) invest additional capital as either equity or Subordinated Debt, or (iv) selling any equity of the Borrower privately or publicly. In addition, subject to Section 5 below, Creditor may receive regularly scheduled payments of interest (including default interest, if any), expense reimbursements, or principal that constitute Subordinated Debt. The parties acknowledge and agree that the Standstill Period shall terminate immediately upon the initiation of any voluntary or involuntary case or proceeding under any bankruptcy or insolvency law with respect to Borrower.

        4. If (a) during the Standstill Period no scheduled payments to Creditor are withheld, delayed or conditioned or (b) if at any time during the Standstill Period any and all payments that have been withheld, delayed or conditioned during such period are made (and have not been paid to the Bank pursuant to Section 5 below) and any conditions removed and (c) none of the impediments to future payments that gave rise to the pending Notice exist, then the party that originally gave the Notice shall provide the non-Noticing Party notice of cure of such Notice and the Standstill Period that was initiated thereby shall be terminated.

        5. If Creditor receives or expects to receive a payment with respect to the Subordinated Debt other than a regularly scheduled payment of interest (including default interest, if any), expense reimbursement, or principal, then Creditor shall give written notice to the Bank describing the amount and date of such payment. The Bank shall have thirty (30) days after receipt of such notice to notify Creditor in writing that such payment was made during or will cause immediately after payment an Event of Default under the Bank Agreement and to demand delivery to Bank of such payment in the form received. If Creditor receives or expects to receive a payment with respect to the Subordinated Debt


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during the Standstill Period, then Creditor shall give written notice to the
Bank describing the amount and date of such payment. The Bank shall have thirty
(30) days after receipt of such notice to demand in writing delivery of such payment in the form received.

        6. These provisions remain in full force and effect, despite Borrower's insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law, and Bank's claims against Borrower and following the occurrence of an Event of Default and while such Event of Default is continuing, Borrower's estate will be fully paid before any payment is made to Creditor.

        7. If an Event of Default has occurred and is continuing, until the Senior Debt is paid, Creditor irrevocably appoints Bank as its attorney-in-fact, with power of attorney with power of substitution, in Creditor's name or in Bank's name, for Bank's use and benefit without notice to Creditor, to file any claims in any bankruptcy, insolvency or similar proceeding involving Borrower for the Subordinated Debt for Creditor if Creditor does not do so at least 30 days before the time to file claims expires.

        8. Creditor will immediately put a legend on the Subordinated Debt instruments that the instruments are subject to this Agreement. No amendment of the Subordinated Debt documents will modify this Agreement in any way that terminates or impairs the subordination of the Subordinated Debt or the subordination of the security interest or lien that Bank has in Borrower's property. For example, instruments may not be amended to (i) increase the current contractual interest rates (either stated or default rate) of the Subordinated Debt, or (ii) accelerate payment of principal or interest or any other portion of the Subordinated Debt.

        9. This Agreement is effective while Borrower owes any amounts to Bank. If after full payment of the Senior Debt Bank must disgorge any payments made on the Senior Debt, this Agreement and the relative rights and priorities provided in it, will be reinstated as to all disgorged payments as though the payments had not been made, and Creditor will immediately pay Bank all payments received under the Subordinated Debt to the extent such payments would have been prohibited under this Agreement. At any time without notice to Creditor, Bank may take actions it considers appropriate on the Senior Debt such as terminating advances, increasing the principal (subject to the definition of Senior Debt), extending the time of payment, increasing interest rates, renewing, compromising or otherwise amending any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No action or inaction will impair or otherwise affect Bank's rights under this Agreement. Creditor waives any benefits of California Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850,
2899 and 3433.

        10. This Agreement binds Creditor, its successors or assigns, and benefits Bank's successors or assigns. This Agreement is for Creditor's and Bank's benefit and not for the benefit of Borrower or any other party. If Borrower is refinancing any of the Senior Debt


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with a new lender, upon Bank's request of creditor, Creditor will enter into a new subordination agreement with the new lender or substantially the terms of this Agreement so long as the new senior loan is on substantially similar terms.

        11. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together constitute one instrument.

        12. California law governs this agreement without giving effect to conflicts of laws principles. Creditor and Bank submit to the exclusive jurisdiction of the courts in Santa Clara County, California. CREDITOR AND BANK EACH WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR FROM THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

        13. This Agreement represents is the entire agreement about this subject matter, and supersedes prior negotiations or agreements. Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement. Creditor will keep itself informed of Borrower's financial and other conditions. This Agreement may be amended only by written instrument signed by Creditor and Bank.

        14. If there is an action to enforce the rights of a party under this Agreement, the party prevailing will be entitled, in addition to other relief, all reasonable costs and expenses, including reasonable attorneys' fees, incurred in the action.

"Creditor"                             "Bank"

PACIFIC MEZZANINE FUND, L.P.           COMERICA BANK

By: ____________________________       By: _________________________________

Title: _________________________       Title: ______________________________

The Borrower approves the terms of this Agreement.

                                       "Borrower"

                                       GENERAL AUTOMATION, INC.

                                       By: _________________________________

                                       Title: ______________________________


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